EXHIBIT 21


                                   EXHIBIT 21

                              LIST OF SUBSIDIARIES

Travel 800, LLC, d/b/a 1-800-FLY CHEAP
D-FW Tours, Inc., d/b/a D-FW Travel Arrangements
Cruises Only, LLC
Cruises Inc.
Auto Europe, LLC
The Anthony Dean Corporation, d/b/a Cruise Fairs of America
Ship `N' Shore Cruises, Inc.
SNS Coachline, Inc.
Cruise Time, Inc.
Cruise Mart, Inc.
SNS Travel Marketing, Inc.
CruiseOne, Inc.
CruiseWorld, Inc.
Diplomat Tours, Inc., d/b/a International Airline Consolidators
Gold Coast Travel Agency Corporation, Inc. d/b/a Gold Coast Cruise Center Trax Software, Inc.